Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-117757, 333-117754, 333-48084, 333-83995) and in the Registration Statement on Form S-3 (No. 333-132504) and in the related Prospectus of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of Time Warner Telecom Inc., Time Warner Telecom Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Time Warner Telecom Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Denver, Colorado
March 1, 2007